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                                                                    Exhibit 10.4


                           DATAWARE TECHNOLOGIES, INC.
                       One Canal Park, Cambridge, MA 02141


Kurt Mueller
Stuberstrasse 11A
80638 Munchen
GERMANY

Dear Kurt:

This is a further amendment to the Agreement between you and Dataware Technologies, Inc. dated December 31, 1998, as previously amended February 10, 2000 (the "Agreement").

Notwithstanding anything in the Agreement to the contrary, you agree that you will not have the right to exercise your outstanding stock options under the Dataware Technologies, Inc. Equity Incentive Plan on a "net exercise" basis as described in the Agreement. However, instead of that, you shall have the right to pay the exercise price for your options by tendering shares of common stock that have been owned by you for at least six months, in lieu of paying the exercise price in cash. The shares you tender shall be valued for this purpose at their fair market value (defined as the closing price per share on the last trading day prior to the date of exercise). For this purpose, the options will be deemed to be exercised on the date you tender both the shares and a notice of exercise to Dataware.

Except as amended hereby, the Agreement will continue in force. Please sign the enclosed copy of this letter and return it to me to indicate your agreement with the terms of this amendment.

Sincerely,

/s/ David Mahoney

David Mahoney
President and Chief Executive Officer

Agreed and accepted.



/s/ Kurt Mueller                                        April 14, 2000
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Kurt Mueller                                            Date